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                                                                    EXHIBIT 23.2


              DELOITTE & TOUCHE LLP CONSENT AND REPORT ON SCHEDULE


To the Board of Directors and Stockholders of On Command Video Corporation


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-10407 of On Command Corporation of our report dated September 19, 1996 related to the financial statements of On Command Video Corporation as of December 31, 1995 and 1994 and for the years then ended appearing in the Information Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Information Statement/Prospectus.


Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of On Command Video Corporation, listed in Item 21. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                        /s/ DELOITTE & TOUCHE LLP


San Jose, California

October 3, 1996